EXHIBIT 99.1

            News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CapitalSource Prices $1.1 Billion Term Debt Securitization

Chevy Chase, Md. (October 25, 2004) – CapitalSource Inc. (NYSE: CSE), a specialized commercial finance company based in Chevy Chase, MD, announced today that it has priced a $1.1 billion term debt securitization.

The securitization by CapitalSource Commercial Loan Trust 2004-2 is CapitalSource’s sixth term debt securitization since inception and largest to date. The floating-rate asset-backed notes are backed by a pool of commercial loans originated by the company. The offered notes total $1.0 billion, or 90.2% of the collateral pool. CapitalSource has retained a 9.8% interest in the loan pool. The increased diversity of the larger collateral pool resulted in a larger AAA/Aaa/AAA-rated portion of the financing which contributed to CapitalSource obtaining the lowest blended pricing of its six securitizations to date. The blended pricing for the offered notes (excluding fees) was LIBOR plus 34 basis points.

The amount, ratings and LIBOR spread of the offered notes are:

		Rating	LIBOR Spread	Weighted
Class	Amount (Millions)	(S&P/Moody’s/Fitch)	(basis points)	Average Life
A-1	$453.0	AAA/Aaa/AAA	13.0	1.50 years
A-2	232.0	AAA/Aaa/AAA	25.0	3.00 years
A-3	113.1	AAA/Aaa/AAA	31.0	4.15 years
B	55.4	AA/Aa2/AA	43.0	2.98 years
C	94.2	A/A2/A	85.0	3.04 years
D	52.7	BBB/Baa2/BBB	155.0	3.09 years

The closing of the transaction is expected to occur on or about October 28, 2004. Proceeds of the offering will be used to repay borrowings under certain of the company’s credit facilities. As with all prior CapitalSource term debt securitizations, this financing will be recorded “on-balance sheet.”

About CapitalSource Inc.

CapitalSource (NYSE: CSE) is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance and Structured Finance. By offering a broad array of financial products, we had outstanding more than $4.7 billion in loan commitments as of June 30, 2004.

Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, San Francisco and St. Louis. As of June 30, 2004, we had 364 employees. Middle market lending involves a certain degree of credit risk which has resulted, and we believe will continue to result, in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.